17 Altalef St. PO Box 70, Yahud Industrial Zone 56100, Israel

FOR IMMEDIATE RELEASE

PRESS RELEASE
MAGAL AWARDED ADDITIONALORDER FOR AIRPORT IN CHINA

YAHUD, Israel – Aug 24, 2010 -- Magal Security Systems, Ltd. (NASDAQ GM: MAGS;) announced today that it has received an order to protect the perimeter of Nanchang airport in China.

Magal S3 received a similar order last month for the Zhengzhou airport, also in China. Both orders are for Magal’s fence mounted fiber sensor.

Eitan Livneh, President and CEO of Magal S3, commented: “Once these two sites are installed, our PIDS (Perimeter Intrusion Detection System) will be installed in 11 airports across China. To our knowledge, this is more than the combined installed base of the rest of the competition.”

“Almost every airport in China has selected a different combination of our technologies, be it taut wire fence (Yael), fence mounted vibration sensor (Barricade), a microphonic cable, microwaves, buried cable or the fence mounted fiber detector. We are encouraged by the steady investment in airport security – an important vertical market for Magal S3,” Mr. Livneh added.

Magal S3 ‘s strategy for many years has been to offer our customers a wide variety of products and solutions rather than pushing a single technology, since especially in the security market, no single technology fits all requirements.

About Magal S3:

Magal S3 is a leading international provider of security, safety and site management solutions and products (NASDAQ: MAGS). Over the past 40 years, Magal S3 has delivered tailor-made solutions to hundreds of satisfied customers in over 80 countries. Magal S3 offers a broad portfolio of unique products used to protect sensitive installations in some of the world’s most demanding locations and harshest climates. This portfolio covers the following three categories:

•	Perimeter Intrusion Detection Systems (PIDS) - a variety of smart barriers and fences, fence mounted detectors, virtual gates, buried and concealed detection systems;

•	Close Circuit TV (CCTV) – a comprehensive management platform with a leading Intelligent Video Analysis (IVA) and Video Motion Detection (VMD) engine;

•	Physical Security Information Management (PSIM) - a proprietary site management system that enhances command, control and decision making during both routine operations and crisis situations.

This press release contains forward-looking statements, which are subject to risks and uncertainties.
Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward looking statements, are set forth in the Company's Annual Report on Form 20-F filed with the Securities and Exchange Commission.

For more information:

Magal S3 Eitan Livneh, President & CEO Tel: +972-3-539-1444 Assistant: Ms. Elisheva Almog E-mail: ElishevaA@magal-s3.com Web: www.magal-s3.com	Financial Communication Public & Investor Relations Hadas Friedman E-mail: hadas@fincom.co.il Tel: +972-3-6954333 ext. 6 Mobile: +972-54-2303100